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Exhibit 99.1

PARENT GUARANTEE

        PARENT GUARANTEE dated as of March 24, 2005 made by HudBay Minerals Inc., a corporation existing under the laws of the Province of Ontario (the "Parent Guarantor"), in favor of the Trustee and the Holders (as defined in the Indenture referred to below).

        PRELIMINARY STATEMENTS.

        WHEREAS, on December 21, 2004, Hudbay Mining and Smelting Inc., a wholly-owned subsidiary of the Parent Guarantor (the "Company"), acquired from Anglo American International, S.A. (the "Acquisition") all of the issued and outstanding shares of 152640 Canada Inc. ("152640 Canada");

        WHEREAS, the Company, 152640 Canada, Hudson Bay Mining and Smelting Co., Limited ("Original HBMS"), Hudson Bay Exploration and Development Company Limited ("HBED") (each of 152640 Canada, Original HBMS and HBED a "Guarantor" and together the "Guarantors") and The Bank of New York, as trustee (the "Trustee") executed an indenture dated as of December 21, 2004 (as amended or supplemented from time to time, the "Indenture") providing for the issuance by the Company of 9 5/8% Senior Secured Notes due January 15, 2012 (the "Notes") unconditionally guaranteed by the Guarantors pursuant to the Guarantees provided for in the Indenture;

        WHEREAS, on December 21, 2004, the Company, 152640 Canada and Original HBMS amalgamated under the Canada Business Corporations Act (the "Amalgamation") in accordance with Section 5.01 of the Indenture, and the resulting company from such Amalgamation was Hudson Bay Mining and Smelting Co., Limited ("HBMS") (now a wholly owned subsidiary of the Parent Guarantor);

        WHEREAS, the Parent Guarantor will derive substantial direct and indirect benefits from the transactions contemplated by the Indenture, the Notes and the Registration Rights Agreement;

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parent Guarantor hereby agrees as follows:

        Section 1.    Definitions.    Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Indenture. As used in this Parent Guarantee, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Senior Indebtedness" means, with respect to the Parent Guarantor, any Indebtedness of the Parent Guarantor, excluding:

          (a)   any Indebtedness of the Parent Guarantor to any of its Subsidiaries; or

          (b)   any trade payables.

        "Obligations" means any principal, premium (if any), interest (including special interest), if any, and interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Parent Guarantor or HBMS (whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages (including special interest), guarantees and other liabilities or amounts payable under the documentation governing any Senior Indebtedness or in respect thereof).

        "Permitted Junior Securities" means: (1) Equity Interests in the Parent Guarantor or any other business entity provided for by a plan of reorganization; and (2) debt securities of the Parent Guarantor or any other business entity provided for by a plan of reorganization that are subordinated to all Senior Indebtedness and any debt securities issued in exchange for Senior Indebtedness to the same extent as, or to a greater extent than, the Parent Guarantee is subordinated to Senior Indebtedness.

        Section 2.    Guarantee.    (a) The Parent Guarantor hereby, jointly and severally, unconditionally guarantees (the "Parent Guarantee") to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of HBMS thereunder, that: (i) the principal, interest, premium and Special Interest, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of HBMS to the Holders or the Trustee under the Indenture and the Notes shall be promptly paid in full or performed, all in accordance with the terms under the Indenture and the Notes; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise (the "Guaranteed Obligations"). Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Parent Guarantor shall be obligated to pay or perform the same immediately. The Parent Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

          (b)   The Parent Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the absence of any action to enforce the Notes, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against HBMS, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor; provided, however, that notwithstanding the foregoing no such waiver or consent or circumstance shall without the written consent of the Parent Guarantor be binding upon the Parent Guarantor to increase the principal amount of a Note or the interest rate thereon or change the currency of payment with respect to any Note, or alter the Stated Maturity thereof. The Parent Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of HBMS, any right to require a proceeding first against HBMS, protest or notice with respect to any Note or the Indebtedness evidenced thereby and all demands whatsoever and covenant that this Parent Guarantee shall not be discharged except by complete with respect to any Note or the Indebtedness evidenced thereby performance of the obligations contained in the Notes and the Indenture.

          (c)   The obligations of the Parent Guarantor under this Parent Guarantee are independent of the obligations guaranteed by the Parent Guarantor hereunder, and a separate action or actions may be brought and prosecuted by the Trustee on behalf of, or by, the Holders, subject to the terms and conditions set forth in the Indenture against the Parent Guarantor to enforce this Parent Guarantee, irrespective of whether any action is brought against HBMS or whether HBMS is joined in any such action or actions.

          (d)   The Parent Guarantor hereby agrees that, in the event of a default in payment of principal (or premium and Special Interest, if any) or interest on a Note, whether at its stated maturity, by acceleration, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in the Indenture, directly against the Parent Guarantor to enforce the Parent Guarantor's Parent Guarantee without first proceeding against HBMS or the Guarantors.

          (e)   If any Holder or the Trustee is required by any court or otherwise to return to HBMS, the Guarantors, the Parent Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either HBMS, the Guarantors or the Parent Guarantor, any amount paid either to the Trustee or such Holder, this Parent Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

          (f)    The Parent Guarantor agrees that, as between the Parent Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Parent Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Parent Guarantor for the purpose of this Parent Guarantee. The Parent Guarantor shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Parent Guarantee.

          (g)   The Parent Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against HBMS for liquidation, reorganization, should HBMS become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of HBMS' assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes, the Guarantees or this Parent Guarantee, whether as a "voidable preference," "fraudulent transfer" or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Note shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

          (h)   In case any provision of this Parent Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          (i)    Each payment to be made by Parent Guarantor in respect of the Parent Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

        Section 3.    Additional Amounts.    (a) All payments made by the Parent Guarantor pursuant to this Parent Guarantee, will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter, the "Taxes"), unless the Parent Guarantor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the Parent Guarantor is required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes, the Parent Guarantor will pay, or cause to be paid, such additional amounts (the "Additional Amounts") as may be necessary so that the net amount received by each Holder (in respect of the beneficial holder thereof) (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to a payment made to a Holder in respect of the beneficial holder thereof (an "Excluded Holder") (i) with which the Parent Guarantor does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment or (ii) which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than solely by reason of the holder's activity in connection with purchasing or disposing of the Notes, by the mere holding of Notes or by reason of the receipt of payments thereunder. The Parent Guarantor will also (a) make such withholding or deduction and (b) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

          (b)   The Parent Guarantor will furnish the Holders, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Parent Guarantor. The Parent Guarantor will, upon written request of a Holder (other than an Excluded Holder), indemnify each such holder for the amount of (x) any Taxes so levied or imposed and paid by such Holder as a result of payments made under or with respect to the Notes, and (y) any Taxes so levied or imposed with respect to any reimbursement under the foregoing clause (x) but excluding any such Taxes on such Holder's net income so that the net amount received by such Holder (net of payments made under or with respect to the Notes) after such reimbursement will not be less than the net amount the holder would have received if Taxes on such reimbursement had not been imposed.

          (c)   On each date on which any payment in respect of any Guaranteed Obligation is made under this Parent Guarantee, if the Parent Guarantor will be obligated to pay Additional Amounts with respect to such payment, the Parent Guarantor will deliver to the Trustee an Officers' Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders on the applicable payment date. Whenever in this Parent Guarantee there is mentioned, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

          (d)   The Parent Guarantor will pay any present or future stamp, court, documentary or other similar Taxes, charges or levies that arise in any taxing jurisdiction from the execution, delivery or registration of, or enforcement of rights under, the Notes, the Indenture, this Parent Guarantee or any related document ("Documentary Taxes").

        Section 4.    Amendments, Etc.    No amendment or waiver of any provision of this Parent Guarantee and no consent to any departure by the Parent Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Parent Guarantor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        Section 5.    Subrogation.    The Parent Guarantor shall be subrogated to all rights of Holders of Notes against HBMS in respect of any amounts paid by the Parent Guarantor pursuant to this Parent Guarantee; provided that, if an Event of Default has occurred and is continuing under the Indenture, the Parent Guarantor shall not be entitled to enforce or receive any payment arising out of, or based upon, such right of subrogation until all amounts then due and payable by HBMS under the Indenture or the Notes shall have been paid in full.

        Section 6.    Termination; Enforcement.    (a) This Parent Guarantee shall remain in full force and effect until the earlier of (i) the payment in full of the Guaranteed Obligations and all other amounts, if any, payable under this Parent Guarantee, and (ii) the date on which the Parent Guarantor owns less than a majority of the Voting Stock of HBMS, at which time this Parent Guarantee will terminate, immediately without any further action on the part of the Parent Guarantor or any other Person.

          (b)   Until its termination in accordance with clause (a) of this Section 6, this Parent Guarantee shall inure to the benefit of, and be enforceable (in the same manner, including the same restrictions on enforcement, as provided in the Indenture with respect to the Guarantees) by, the Trustee and the Holders, their successors and transferees.

        Section 7.    Subordination of Parent Guarantee.    (a) Payments under this Parent Guarantee shall, to the extent and in the manner set forth in this Section 7, be subordinated and junior in right of payment to the prior payment in full in cash or cash equivalents of all Obligations arising under Senior Indebtedness of the Parent Guarantor, including Senior Indebtedness of the Parent Guarantor Incurred after the date hereof.

          (b)   The holders of Senior Indebtedness of the Parent Guarantor will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Indebtedness of the Parent Guarantor (including interest after the commencement of any bankruptcy proceeding at the rate specified in the documentation for the applicable Senior Indebtedness of the Parent Guarantor) before the Holders of Notes will be entitled to receive any payment with respect to the Notes (except that Holders of Notes may receive and retain Permitted Junior Securities), in the event of any distribution to creditors of the Parent Guarantor in connection with (1) any liquidation or dissolution of the Parent Guarantor; (2) any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Parent Guarantor or its property; (3) any assignment for the benefit of creditors; or (4) any marshaling of the Parent Guarantor's assets and liabilities.

          (c)   No direct or indirect payment by or on behalf of the Parent Guarantor in respect of any of the Guaranteed Obligations shall be made (except in Permitted Junior Securities), if, at the time of such payment, there exists (1) a default (a "Payment Default") in the payment of all or any portion of the Obligations on any Senior Indebtedness, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise or (2) any other default (a "Non-Payment Default") on any Senior Indebtedness of the Parent Guarantor that permits holders of that Senior Indebtedness of the Parent Guarantor to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from a representative of the holders of such Senior Indebtedness, and, in the case of a Payment Default, such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Senior Indebtedness or, in the case of a Non-Payment default on Senior Indebtedness of the Parent Guarantor, the earlier of (x) the date on which such default is cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received and (z) the date the Trustee receives notice from the representative for such Senior Indebtedness rescinding the Payment Blockage Notice, unless, in each case, the maturity of such Senior Indebtedness of the Parent Guarantor has been accelerated.

        Section 8.    Benefits Acknowledged.    The Parent Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Parent Guarantee and waivers made by it pursuant to this Parent Guarantee are knowingly made in contemplation of such benefits.

        Section 9.    Notices, Etc.    All notices and other communications required by the provisions of this Parent Guarantee (including, with respect to the enforcement provisions, such notices and other communications required by the provisions of the Indenture provided for in the Indenture) shall be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered to it, if to the Parent Guarantor, addressed to it in care of the Borrower at the Borrower's address specified in Section 14.02 of the Indenture or if to the Trustee, at its address specified in Section 14.02 the Indenture, or, in each case, to any party at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed, telegraphed, telecopied or telexed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or confirmed by telex answerback, respectively. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Parent Guarantee shall be effective as delivery of an original executed counterpart thereof.

        Section 10.    Execution in Counterparts.    This Parent Guarantee and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        Section 11.    Governing Law; Waiver of Immunities.    (a) This Parent Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

          (b)   To the extent that the Parent Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Parent Guarantor hereby irrevocably waives such immunity in respect of its obligations under this Parent Guarantee, to the extent permitted by law.

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        IN WITNESS WHEREOF, the Parent Guarantor has caused this Parent Guarantee to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

HUDBAY MINERALS INC., as Parent Guarantor

By	/s/ John L. Knowles John L. Knowles Vice President and Chief Financial Officer
By	/s/ Brian D. Gordon Brian D. Gordon Vice President and General Counsel

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Exhibit 99.1
PARENT GUARANTEE